The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated January 5, 2015.

PRELIMINARY PRICING SUPPLEMENT No. G83 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180300-03 Dated January 5, 2015

Credit Suisse AG $• Market-Linked Notes
Linked to the Performance of the EURO STOXX 50® Index due January 29, 2021

Investment Description

These Market-Linked Notes (the “Securities”) are senior, unsecured obligations of Credit Suisse AG, acting through one of its branches (“Credit Suisse” or the “Issuer”) linked to the performance of the EURO STOXX 50® Index (the “Underlying”). The Securities will rank pari passu with all of our other senior unsecured obligations. If the Underlying Return is greater than zero, Credit Suisse will pay the Principal Amount at maturity plus a return equal to the product of (i) the Principal Amount multiplied by (ii) the Underlying Return multiplied by (iii) the Upside Participation Rate, which is expected to be between 110% and 120% (the actual Upside Participation Rate will be determined on the Trade Date). If the Underlying Return is equal to or less than zero, investors will be exposed to the first 10% decline in the Underlying and at maturity Credit Suisse will repay less than the full Principal Amount resulting in a loss of principal that is proportionate to the Underlying Return up to -10%. Credit Suisse will repay at least 90% of the Principal Amount if you hold the Securities to maturity. These Securities are for investors who seek an equity index-based return and the potential to achieve enhanced exposure to any potential appreciation of the Underlying, in exchange for a loss of up to 10% of their principal at maturity and no current payments on the Securities for their entire term. Investing in the Securities involves significant risks. You will not receive interest or dividend payments during the term of the Securities. You may lose up to 10% of your Principal Amount. The repayment of principal, in whole or in part, applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due. If Credit Suisse were to default on its obligations, you may not receive any amounts owed to you under the Securities.

Features	Key Dates*
❑ Participation in Positive Underlying Return — If the Underlying Return is greater than zero, Credit Suisse will pay the Principal Amount at maturity plus a return equal to the Underlying Return multiplied by the Upside Participation Rate.  If the Underlying Return is less than zero, investors will be exposed to the negative Underlying Return up to a 10% loss at maturity.

❑ Limited Downside Market Exposure at Maturity — Investors are exposed to the first 10% decline in the Underlying over the term of the Securities, which could result in a proportionate loss of up to 10% of principal. If you hold the Securities to maturity, Credit Suisse will repay at least 90% of your principal amount.

Any payment on the Securities, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due.
	Trade Date* Settlement Date* Valuation Date** Maturity Date**	January 28, 2015 January 30, 2015 January 25, 2021 January 29, 2021

*     Expected. See page 4 for additional details.
**   The Valuation Date is subject to postponement if such date is not an underlying business day or as a result of a market disruption event, and the Maturity Date is subject to postponement if such date is not a business day or if the Valuation Date is postponed, in each case as described in the accompanying product supplement under “Description of the Securities—Market disruption events.”

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO PAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES EXPOSE YOUR INVESTMENT TO THE FIRST 10% DEPRECIATION OF THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CREDIT SUISSE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE UP TO 10% OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY EXCHANGE.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Security Offering

This pricing supplement relates to Market-Linked Notes Linked to the Performance of the EURO STOXX 50® Index. The indicative Upside Participation Rate range for the Securities is listed below. The actual Upside Participation Rate and Initial Level will be determined on the Trade Date. The Securities are offered at a minimum investment of $1,000 and integral multiples of $1,000 in excess thereof. The Initial Level of the Underlying will be determined on the Trade Date.

Underlying	Initial Level	Upside Participation Rate	CUSIP	ISIN
EURO STOXX 50® Index		110% to 120%	22547QXM3	US22547QXM31

Credit Suisse currently estimates the value of each $1,000 principal amount of the Securities on the Trade Date will be between $920.00 and $950.00 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the Securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Key Risks” in this pricing supplement.

See “Additional Information about Credit Suisse and the Securities” on page 2. The Securities will have the terms set forth in the accompanying product supplement, prospectus supplement and prospectus and this pricing supplement.

The Securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Offering of Securities	Price to Public		Underwriting Discount and Commissions(1)		Proceeds to Credit Suisse AG
	Total	Per Security	Total	Per Security	Total	Per Security
Market-Linked Notes Linked to the Performance of the EURO STOXX 50® Index due January 29, 2021	$•	$1,000.00	$•	$35.00	$•	$965.00

(1) UBS Financial Services Inc., which we refer to as UBS, will act as distributor for the Securities. The distributor will receive a fee from Credit Suisse or one of our affiliates of up to $35.00 per $1,000 principal amount of Securities. For more detailed information, please see “Supplemental Plan of Distribution” on the last page of this pricing supplement.

UBS Financial Services Inc.

Additional Information about Credit Suisse and the Securities

You should read this pricing supplement together with the underlying supplement dated July 29, 2013, the product supplement dated April 9, 2012, the prospectus supplement dated March 23, 2012 and the prospectus dated March 23, 2012, relating to our Medium-Term Notes of which these Securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying supplement dated July 29, 2013:
http://www.sec.gov/Archives/edgar/data/1053092/000095010313004526/dp39753_424b2.htm

♦	Product supplement No. G-I dated April 9, 2012:
http://www.sec.gov/Archives/edgar/data/1053092/000095010312001836/dp29859_424b2-gi.htm

♦	Prospectus supplement and Prospectus dated March 23, 2012:
http://www.sec.gov/Archives/edgar/data/1053092/000104746912003186/a2208088z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

The Securities are senior, unsecured obligations of Credit Suisse and will rank pari passu with all of our other senior unsecured obligations.

In the event the terms of the Securities described in this pricing supplement differs from, or is inconsistent with, the terms described in the underlying supplement, product supplement or prospectus supplement, the terms described in this pricing supplement will control.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the Securities and the owner of any beneficial interest in the Securities, amend the Securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product supplement and “Key Risks” in this pricing supplement, as the Securities involve risks not associated with conventional debt Securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer on the date the Securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 10% of your Principal Amount.

♦    You seek exposure to the upside performance of the Underlying and believe that it will appreciate over the term of the Securities.

♦    You can tolerate a loss of up to 10% of your Principal Amount and are willing to make an investment that is exposed to such negative return.

♦    You can tolerate fluctuations in the price of the Securities prior to maturity that may cause the market value of the Securities to decline below the price you paid for your Securities, and possibly by more than -10%.

♦    You are willing to forgo any dividends paid on the equity securities included in the Underlying.

♦    You believe the Underlying will appreciate over the term of the Securities and you would be willing to invest in the Securities if the Upside Participation Rate was set equal to the bottom of the range indicated on the cover hereof (the actual Upside Participation Rate will be set on the Trade Date).

♦    You do not seek current income from your investment.

♦    You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦    You seek an investment with exposure to companies in the Eurozone.

♦    You are willing to assume the credit risk of Credit Suisse for all payments under the Securities, and understand that the payment of any amount due on the Securities is subject to the credit risk of Credit Suisse.

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 10% of your Principal Amount.

♦    You seek an investment designed to provide at least a full repayment of principal at maturity.

♦    You believe that the level of the Underlying will decline over the term of the Securities.

♦    You cannot tolerate a loss of up to 10% of your Principal Amount and are unwilling to make an investment that is exposed to such negative return.

♦    You cannot tolerate fluctuations in the price of the Securities prior to maturity that may cause the market value of the Securities to decline below the price you paid for your Securities, and possibly by more than -10%.

♦    You prefer to receive the dividends paid on the equity securities included in the Underlying.

♦    You believe the Underlying will depreciate over the term of the Securities and you would not be willing to invest in the Securities if the Upside Participation Rate was set equal to the bottom of the range indicated on the cover hereof (the actual Upside Participation Rate will be set on the Trade Date).

♦    You seek a current income from your investment.

♦    You prefer the lower risk, and, therefore, accept the potentially lower returns, of conventional debt securities with comparable maturities issued by Credit Suisse or another issuer with a similar credit rating.

♦    You are unable or unwilling to hold the Securities to maturity, or you seek an investment for which there will be an active secondary market.

♦    You do not seek an investment with exposure to companies in the Eurozone.

♦    You are unwilling to assume the credit risk of Credit Suisse for all payments under the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 5 of this pricing supplement for risks related to an investment in the Securities.

Indicative Terms	Investment Timeline

Issuer	Credit Suisse AG (“Credit Suisse”), acting through one of its branches.
Principal Amount	$1,000 per Security
Term
Approximately 6 years. In the event that we make any change to the expected Trade Date and Settlement Date, the calculation agent may adjust the Valuation Date and Maturity Date to ensure that the stated term of the Securities remains the same.

Underlying	EURO STOXX 50® Index
Payment at Maturity (per Security)
If the Underlying Return is greater than zero, Credit Suisse will pay you a cash payment calculated as follows:

$1,000 + [$1,000 × (Underlying Return × Upside Participation Rate)]

If the Underlying Return is equal to or less than zero and greater than -10%, Credit Suisse will pay you a cash payment calculated as follows:

$1,000 + ($1,000 × Underlying Return)

You will be exposed to the first 10% decline of the Underlying and incur a loss proportionate to the Underlying Return.

If the Underlying Return is equal to or less than -10%, Credit Suisse will pay you a cash payment of:

$900

Credit Suisse will pay at least 90% of the Principal Amount if you hold the Securities to maturity.

Investors may lose up to 10% of their initial investment in the Securities. Any payment on the Securities, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due.

Upside Participation Rate	Expected to be between 110% and 120%. The actual Upside Participation Rate will be determined on the Trade Date.
Underlying Return	Final Level – Initial Level Initial Level
Initial Level	The closing level of the Underlying on the Trade Date.
Final Level	The closing level of the Underlying on the Valuation Date.
Valuation Date(1)	January 25, 2021
Maturity Date(1)	January 29, 2021
CUSIP / ISIN	22547QXM3 / US22547QXM31
(1) Subject to the market disruption event provisions set forth in the accompanying product supplement under “Description of the Securities—Market disruption events.”

Key Risks

An investment in the offering of the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the Underlying. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦
You may receive less than the principal amount at maturity — You may receive less at maturity than you originally invested in the Securities. If the Underlying Return is less than zero, you will lose up to 10% of your initial investment in a manner proportionate to the first 10% decline in the Underlying Return. If the Underlying Return is less than -10%, Credit Suisse will pay you 90% of the Principal Amount and you will not be exposed to the Underlying's decline in excess of 10%. Any payment on the Securities is subject to our ability to pay our obligations as they become due.

♦
The Securities are subject to the credit risk of Credit Suisse — Although the return on the Securities will be based on the performance of the Underlying, the payment of any amount due on the Securities is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the Securities and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the Securities prior to maturity.

♦
The Securities do not pay interest — We will not pay interest on the Securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since we will not pay interest during the term of the Securities and the Payment at Maturity is based on the performance of the Underlying. Because the Payment at Maturity may be less than the amount originally invested in the Securities, the return on the Securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each Security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

♦
The stated payout from the Issuer applies only if you hold the Securities to maturity — The value of the Securities prior to maturity may be less than the initial investment amount and substantially different than the amount expected at maturity, including less than 90% of your initial investment. If you are able to sell your Securities prior to maturity in the secondary market, your return may be less than the Underlying Return and you may receive less than your initial investment amount even if the level of the Underlying is greater than Initial Level at that time. The stated payout on the Securities, including the application of the Upside Participation Rate and the repayment of at least 90% of the Principal Amount, applies only if you hold the Securities to maturity.

♦
The closing level of the EURO STOXX 50® Index will not be adjusted for changes in exchange rates relative to the U.S. dollar even though the index constituent stocks are traded in a foreign currency and the Securities are denominated in U.S. dollars — The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the index constituent stocks of the EURO STOXX 50® Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

♦
Risks associated with investments in securities linked to the performance of foreign equity securities — The equity securities included in the Underlying are issued by foreign companies and trade in foreign securities markets. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including the risk of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

♦
The estimated value of the Securities on the Trade Date may be less than the Price to Public — The initial estimated value of your Securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the Securities includes the agent’s discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the Securities and the cost of hedging our risks as issuer of the Securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the Securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the Securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the Securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. Our option valuation models are proprietary. They take into account factors such as interest rates, volatility and time to maturity of the Securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

♦
Effect of interest rate used in structuring the Securities — The internal funding rate we use in structuring notes such as these Securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the Securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the Securities. We will also use our internal funding rate to determine the price of the Securities if we post a bid to repurchase your Securities in secondary market transactions. See “—Secondary Market Prices” below.

♦
Secondary market prices  — If Credit Suisse (or an affiliate) bids for your Securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the Securities on the Trade Date. The estimated value of the Securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the Securities in the secondary market (if any exists) at any time. The secondary market price of your Securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness.  In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your Securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the Securities and other dealers might use the higher secondary market credit spread to price them.  Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your Securities will be lower than the Price to Public because it will not include the agent’s discounts or commissions and hedging and other transaction costs. If you sell your Securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your Securities may be lower than the price at which we may repurchase the Securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the Securities from you at a price that will exceed the then-current estimated value of the Securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 12 months.

The Securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your Securities to maturity.

♦
Lack of liquidity — The Securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the Securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities when you wish to do so. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the Securities. If you have to sell your Securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

♦
Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent, hedging our obligations under the Securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Securities. Further, hedging activities may adversely affect any payment on or the value of the Securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the Securities, which creates an additional incentive to sell the Securities to you.

♦
Many economic and market factors will affect the value of the Securities — In addition to the level of the Underlying, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underlying;

o	the time to maturity of the Securities;

o	interest and yield rates in the market generally;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the components comprising the Underlying or markets generally and which may affect the levels of the Underlying; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your Securities prior to maturity, and such price could be less than your initial investment and significantly different than the amount expected at maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

♦
No ownership rights relating to the Underlying — Your return on the Securities will not reflect the return you would realize if you actually owned the assets that comprise the Underlying. The return on your investment, which is based on the percentage change in the Underlying, is not the same as the total return you would receive based on the purchase of the equity securities that comprise the Underlying.

♦
No dividend payments or voting rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlying. Further, the performance of the Underlying will not include these dividends or distributions and does not contain a "total return" feature.

Hypothetical Examples of How the Securities Might Perform

The examples and table below illustrate Payments at Maturity for a hypothetical offering of the Securities under various scenarios, with the assumptions set forth below (the actual terms for the Securities offering will be determined on the Trade Date). Numbers in the examples and table below have been rounded for ease of analysis. You should not take these examples or the table below as an indication or assurance of the expected performance of the Underlying. You should consider carefully whether the Securities are suitable to your investment goals. Any payment on the Securities is subject to our ability to pay our obligations as they become due:

Principal Amount:	$1,000
Term:	Approximately 6 years
Upside Participation Rate:	115% (the midpoint of the expected range of 110% to 120%)

Example 1— The level of the Underlying increases by 10% from the Initial Level to the Final Level.  The Underlying Return is greater than zero, and the Payment at Maturity is calculated as follows:

Underlying Return = 10.00%

Payment at Maturity = $1,000 + [$1,000 × (10% × 115%)] = $1,115

Because the Underlying Return is equal to 10%, the Payment at Maturity is equal to $1,115 per $1,000 Principal Amount of Securities, resulting in a total return on the Securities of 11.50%.

Example 2— The level of the Underlying decreases by 5% from the Initial Level to the Final Level.  The Underlying Return is negative, and the Payment at Maturity is calculated as follows:

Underlying Return = -5%

Payment at Maturity = $1,000 + ($1,000 × -5%) = $950

Because the Underlying Return is less than zero but greater than -10%, the Securities will be fully exposed to any decline in the level of the Underlying as of the Valuation Date. Therefore, the Payment at Maturity is equal to $950 per $1,000 Principal Amount of Securities, resulting in a total loss on the Securities of 5%.

Example 3— The level of the Underlying decreases by 60% from the Initial Level to the Final Level.  The Underlying Return is negative, and the Payment at Maturity is calculated as follows:

Underlying Return = -60%

Payment at Maturity = $900

Because the Underlying Return is less than -10%, the Payment at Maturity is equal to $900 per $1,000 Principal Amount of Securities, resulting in a total loss on the Securities of 10%.

Hypothetical Payment at Maturity for each $1,000 Principal Amount of Securities.

The table below illustrates, for a $1,000 investment in the Securities, hypothetical Payments at Maturity for a hypothetical range of Underlying Returns. The hypothetical Payments at Maturity set forth below are for illustrative purposes only. The actual Payment at Maturity applicable to a purchaser of the Securities will depend on the Final Level. You should consider carefully whether the Securities are suitable to your investment goals. Any payment on the Securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the table below have been rounded for ease of analysis.

Underlying Return	Return on the Securities	Payment at Maturity per $1,000 Principal Amount
100.00%	115.00%	$2,150.00
90.00%	103.50%	$2,035.00
80.00%	92.00%	$1,920.00
70.00%	80.50%	$1,805.00
60.00%	69.00%	$1,690.00
50.00%	57.50%	$1,575.00
40.00%	46.00%	$1,460.00
30.00%	34.50%	$1,345.00
20.00%	23.00%	$1,230.00
10.00%	11.50%	$1,115.00
5.00%	5.75%	$1,057.50
0.00%	0.00%	$1,000.00
−5.00%	−5.00%	$950.00
−10.00%	−10.00%	$900.00
−20.00%	−10.00%	$900.00
−30.00%	−10.00%	$900.00
−40.00%	−10.00%	$900.00
−50.00%	−10.00%	$900.00
−60.00%	−10.00%	$900.00
−70.00%	−10.00%	$900.00
−80.00%	−10.00%	$900.00
−90.00%	−10.00%	$900.00
−100.00%	−10.00%	$900.00

What Are the Tax Consequences of the Securities?

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and who purchase the securities at the “issue price” of the securities (as described below).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities.  Thus, the characterization of the securities is not certain.  Due to the terms of the securities and the uncertainty of the tax law with respect to the characterization of the securities, our special tax counsel, Orrick, Herrington & Sutcliffe LLP, believes that it is reasonable to treat the securities, for U.S. federal income tax purposes, as indebtedness that is subject to the regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”) in the manner described below but is unable to opine that this characterization is more likely than not to be upheld.  In the absence of an administrative or judicial ruling to the contrary, we intend to treat the securities and, by acceptance of the securities, you agree to treat the securities for all tax purposes in accordance with such characterization.  The possible alternative characterizations and risks to investors of such characterizations are discussed below.  In light of the fact that we agree to treat the securities as indebtedness that is subject to the Contingent Debt Regulations, the balance of this discussion assumes that the securities will be so treated.

Alternative Characterizations of the Securities

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax timing and character of income, gain or loss to you that is different than that described below.  For example, the IRS could assert that the securities constitute a forward contract.  In such case, gain or loss would be recognized at maturity.  It is also possible the IRS could seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  Alternatively, the IRS could seek to bifurcate your securities into separate components, with each security comprising a debt instrument and an option.  In such case, a holder would recognize interest income on the debt instrument and capital gain or loss upon settlement of the option.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes)

created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

As noted above, we will treat the securities as debt obligations that are subject to the Contingent Debt Regulations.  Under the Contingent Debt Regulations, actual cash payments on the securities, if any, will not be reported separately as taxable income, but will be taken into account under such regulations.  As discussed more fully below, the effect of the Contingent Debt Regulations will be to:

•	require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the securities;

•	require you to accrue original issue discount at the comparable yield (as described below); and

•	generally result in ordinary rather than capital treatment of any gain and to some extent loss, on the sale, exchange, repurchase, or redemption of the securities.

You will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the securities, that equals:

•
the product of (i) the adjusted issue price (as defined below) of the securities as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the securities, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that you held the securities.

The “issue price” of a security will be the first price at which a substantial amount of the securities is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.  The adjusted issue price of a security will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below, and decreased by the amount of any noncontingent payment and the projected amounts of any payments previously made with respect to the securities.

Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the securities.  We will determine the comparable yield of the securities based on the rate, as of the initial issue date, at which we would issue a fixed rate debt instrument with no contingent payments but with terms and conditions similar to the securities.  We are required to furnish holders the comparable yield and, solely for tax purposes, a projected payment schedule that estimates the amount and timing of contingent interest payments.  For purposes of this determination—and only for purposes of this determination, which is required for U.S. federal income tax purposes—we have assumed that the securities will not be called and will be held until the maturity date.  If the securities were priced as of the date of the Preliminary Pricing Supplement, the “comparable yield” for the securities would be a rate of 1.93% per annum, compounded semi-annually; however, the comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.  Either the comparable yield and projected payment schedule will be provided as an exhibit to the final pricing supplement or holders will be able to request a copy of the comparable yield and projected payment schedule by contacting the Credit Suisse Tax Department, One Madison Avenue, Fourth Floor, New York, New York 10010.  For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments that we furnish to you in determining your original issue discount accruals (and the adjustments thereto described below) in respect of the securities, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS.

The comparable yield and the projected payment schedule are provided solely for the U.S. federal income tax treatment of the securities and do not constitute a projection or representation regarding the actual amount or timing of the payments on a security.

If the actual contingent payment received differs from the projected payment, adjustments will be made for the difference.  If such payment exceeds the projected payment, you will incur a positive adjustment equal to the amount of such excess.  Such positive adjustment will be treated as additional original issue discount in such taxable year.  If, however, such payment is less than the amount of the projected payment, you will incur a negative adjustment equal to the amount of such deficit, which will be treated in the following manner:

•	first, a negative adjustment will reduce the amount of original issue discount required to be accrued in the current year;

•
second, any negative adjustment that exceeds the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the securities; and

•	third, any excess negative adjustment will reduce the amount realized on a sale, exchange, or redemption of the securities.

A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

Upon the sale or other taxable disposition of a security, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the security.  Any gain on a security generally will be treated as ordinary income.  Loss from the disposition of a security will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the securities.  Any loss in excess of that amount will be treated as capital loss, which generally will be long-term if the securities were held for more than one year.  The deductibility of net capital losses by individuals and corporations are subject to limitations.

Special rules apply in determining the tax basis of a security.  Your adjusted tax basis in a security is generally your original purchase price for the security increased by original issue discount (before taking into account any adjustments) you previously accrued on the securities and reduced by the amount of any noncontingent payment and the projected amount of any contingent payments previously scheduled to be made to you (without regard to the actual amount paid).

Medicare Tax

Certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. person’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year.  “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities).  Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain.  Any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities will be subject to the Medicare Tax.  If you are an individual, estate, or trust, you are urged to consult with your tax advisor regarding application of Medicare Tax to your income and gains in respect of your investment in the securities.

Securities Held Through Foreign Entities

Under the “Hiring Incentives to Restore Employment Act” (“FATCA”) and recently finalized regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  “Passthru payments” means any withholdable payment and any foreign passthru payment.  To avoid becoming subject to the 30% withholding tax on payments to them, we and other foreign financial institutions may be required to report information to the IRS regarding the holders of the securities and, in the case of holders who (i) fail to provide the relevant information, (ii) are foreign financial institutions who have not agreed to comply with these information reporting requirements, or (iii) hold the securities directly or indirectly through such non-compliant foreign financial institutions, we may be required to withhold on a portion of payments under the securities.  FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  If payments on the securities are determined to be from sources within the United States, we will treat such payments as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.

Pursuant to the recently finalized regulations described above and IRS Notice 2013-43, and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after June 30, 2014 (other than certain payments made with respect to a “preexisting obligation,” as defined in the regulations); (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2016; and (iii) foreign passthru payments made after the later of December 31, 2016, or the date that final regulations defining the term ”foreign passthru payment” are published.  Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on July 1, 2014 (a “grandfathered obligation”); (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents; and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation).  Thus, if you hold your securities through a foreign financial institution or foreign entity, a portion of any of your payments made after June 30, 2014, may be subject to 30% withholding.

Non-U.S. Holders Generally

Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” payments made with respect to the securities to a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities, will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.  Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Code and regulations thereunder treat a “dividend equivalent” payment as a dividend from sources within the United States. Unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” (a “specified NPC”) that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  For payments made before January 1, 2016, the regulations provide that a specified NPC is any NPC if (a) in connection with entering into the contract, any long party to the contract transfers the underlying security to any short party to the contract, (b) in connection with the termination of the contract, any short party to the contract transfers the underlying security to any long party to the contract, (c) the underlying security is not readily tradable on an established securities market, or (d) in connection with entering into the contract, the underlying security is posted as collateral by any short party to the contract with any long party to the contract.

Proposed  regulations provide that a dividend equivalent is (i) any payment of a substitute dividend made pursuant to a securities lending or sale-repurchase transaction that references the payment of a dividend from an underlying security, (ii) any payment made pursuant to a specified NPC that references the payment of a dividend from an underlying security, (iii) any payment made pursuant to a specified equity-linked instrument (a “specified ELI”) that references the payment of a dividend from an underlying security, or (iv) any other substantially similar payment.  An underlying security is any interest in an entity taxable as a domestic corporation if a payment with respect to that interest could give rise to a U.S. source dividend. An ELI is a financial instrument (other than a securities lending or sale-repurchase transaction or an NPC) or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, debt instrument, or other contractual arrangement.  For payments made after December 31, 2015, a specified NPC is any NPC that has a delta of 0.70 or greater with respect to an underlying security at the time of acquisition.  A specified ELI is any ELI issued on or after 90 days after the date the proposed regulations are finalized that has a delta of 0.70 or greater with respect to an underlying security at the time of acquisition.  The delta of an NPC or ELI is the ratio of the change in the fair market value of the contract to the change in the fair market value of the property referenced by the contract.  If an NPC or ELI references more than one underlying security, a separate delta must be determined with respect to each underlying security without taking into account any other underlying security or other property or liability.  If an NPC (or ELI) references more than one underlying security, the NPC (or ELI) is a specified NPC (or specified ELI) only with respect to underlying securities for which the NPC (or ELI) has a delta of 0.70 or greater at the time that the long party acquires the NPC (or ELI).  The proposed regulations provide an exception for qualified indices that satisfy certain criteria; however, it is not entirely clear how the proposed regulations will apply to securities that are linked to certain indices or baskets.  The proposed regulations provide that a payment includes a dividend equivalent payment whether there is an explicit or implicit reference to a dividend with respect to the underlying security.

We will treat any portion of a payment or deemed payment on the securities (including, if appropriate, the payment of the purchase price) that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided.  If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.  The proposed regulations are extremely complex.  Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of these proposed regulations and whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Proposed Legislation on Certain Financial Transactions

On February 26, 2014, the Chairman of the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments.  If enacted as proposed, the effect of that legislation generally would be to require instruments such as the securities acquired after December 31, 2014, or any securities held after December 31, 2019, to be marked to market, in whole or in part,  on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.  You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Code and regulations thereunder generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities”

with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year. Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report.  Specified foreign financial assets include, with some limited exceptions, any financial account maintained at a foreign financial institution and any debt or equity interest in a foreign financial institution, including a financial institution organized under the laws of a U.S. possession, and any of the following that are held for investment and not held in an account maintained by a financial institution: (1) any stock or security issued by person other than a U.S. person (including a person organized in a U.S. possession), (2) any financial instrument or contract that has an issuer or counterparty that is other than a U.S. person (including a person organized in a U.S. possession), and (3) any interest in a foreign entity.  Additionally, for tax years beginning after December 12, 2014, the regulations provide that specified foreign financial assets include certain retirement and pension accounts and non-retirement savings accounts.

Proposed regulations relating to specified domestic entities apply to taxable years beginning after December 31, 2011, but have not yet been adopted as final regulations. Under the proposed regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets. Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold.  Pursuant to an IRS Notice, reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations, which will not be earlier than taxable years beginning after December 31, 2012.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder.  Penalties apply to any failure to file IRS Form 8938.  In the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.  Backup withholding is not an additional tax.  You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion.  A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Historical Information

The following graph sets forth the historical performance of the Underlying based on the closing levels of the Underlying from January 2, 2008 through December 30, 2014. The closing level of the EURO STOXX 50® Index on December 30, 2014 was 3135.95.  We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlying as an indication of future performance of the Underlying or the Securities. Any historical trend in the level of the Underlying during any period set forth below is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the Securities.

For additional information about the EURO STOXX 50® Index, see “The Reference Indices—The EURO STOXX 50® Index” in the accompanying underlying supplement.

Credit Suisse AG; Supplemental Use of Proceeds and Hedging

Credit Suisse AG

Credit Suisse AG, London Branch (“CSLB”), was registered in England and Wales on 22 April 1993 and is, among other things, a vehicle for various funding activities of Credit Suisse AG. CSLB exists as part of Credit Suisse AG and is not a separate legal entity, although it has independent status for certain tax and regulatory purposes. CSLB is authorized and regulated by FINMA in Switzerland, is authorized by the Prudential Regulation Authority in the UK and is subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority in the UK. CSLB is located at One Cabot Square, London EC14 4QJ, Tel: +44 20 7888 8888. For additional information, see “Credit Suisse AG” in the accompanying product supplement.

Credit Suisse may at any time substitute another of its branches for the branch through which it acts under the Securities for all purposes under the Securities.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the Securities may be used in connection with hedging our obligations under the Securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the Securities could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the Securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

Supplemental Plan of Distribution

Under the terms of a distribution agreement with UBS Financial Services Inc., dated as of March 12, 2014, UBS Financial Services Inc. will act as distributor for the Securities. The distributor will receive a fee from Credit Suisse or one of our affiliates of up to $35.00 per $1,000 principal amount of Securities and will forgo fees for sales to fiduciary accounts. For additional information, see “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

We expect to deliver the Securities against payment for the Securities on the Settlement Date indicated herein, which may be a date that is greater or less than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the Securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Exhibit A

Credit Suisse, [ ] Branch

U.S. $[ ] Market-Linked Notes

Linked to the Performance of the EURO STOXX 50® Index due January 29, 2021

Projected Payment Schedule (“Tax Schedule”)*

The Comparable Yield and Tax Schedule are provided solely for the purpose of determining a U.S. holder’s income from the Securities for U.S. tax purposes and are not a representation of any kind regarding the actual yield of the Securities or actual amounts that will be paid thereon.  See the Pricing Supplement dated January [ ], 2015 for additional information.  Holders of the Securities are urged to consult their tax advisors regarding the tax treatment of the Securities.  The two schedules below show the Projected Payments, Yearly Interest Accruals, Daily Interest Accruals and Projected Amount Payable at Retirement for the entire $[ ] Principal Amount and for a $1,000 Principal Amount respectively.

Principal Amount:  $[ ]

Date	Payments	Interest Accrual	Adjusted Issue Price	Daily Accrual

[ ]	[ ]	[ ]	[ ]	[ ]

Projected Amount Payable at Retirement			[ ]

Principal Amount:  $1,000

Date	Payments	Interest Accrual	Adjusted Issue Price	Daily Accrual

[ ]	[ ]	[ ]	[ ]	[ ]

Projected Amount Payable at Retirement			[ ]

*    The Tax Schedule is a hypothetical schedule derived using certain baseline assumptions and applying a Comparable Yield of [ ]% per annum.  Assumptions regarding future events are inherently uncertain.  Actual payments may vary materially from the hypothetical payment schedule due to a number of factors.  Additional information regarding assumptions is available upon request.  See the Pricing Supplement for additional information.